As filed with the U.S. Securities and Exchange Commission on September 30, 2024

Registration No. 333-227935

Registration No. 333-230504

Registration No. 333-237462

Registration No. 333-254268

Registration No. 333-262185

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-227935

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230504

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237462

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254268

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262185

UNDER

THE SECURITIES ACT OF 1933

PHASEBIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0375697
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

3500 S. Dupont Highway

Dover, Delaware 19901

(Address of principal executive offices) (Zip code)

PhaseBio Pharmaceuticals, Inc. Amended and Restated 2002 Stock Plan, as amended

PhaseBio Pharmaceuticals, Inc. 2018 Equity Incentive Plan

PhaseBio Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan

PhaseBio Pharmaceuticals, Inc. 2022 Inducement Plan

(Full titles of the plans)

Jonathan P. Mow

Chief Executive Officer

PhaseBio Pharmaceuticals, Inc.

3500 S. Dupont Highway

Dover, Delaware 19901

(610) 981-6500

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Christian E. Plaza

Darren K. DeStefano

Madison A. Jones

Cooley LLP

11951 Freedom Drive

Reston, VA 20190-5640

(703) 456-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by PhaseBio Pharmaceuticals, Inc. (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”) relating to the issuance of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Company’s Amended and Restated 2002 Stock Plan, as amended (the “2002 Plan”), the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), the Company’s 2018 Employee Stock Purchase Program (the “2018 ESPP”), and the Company’s 2002 Inducement Plan (the “Inducement Plan” and collectively the “Plans”):

•

Registration Statement on Form S-8 (File No. 333-227935), filed with the SEC on October 22, 2018, relating to the registration of 1,256,308 shares of the Common Stock for issuance pursuant to the 2002 Plan, 1,960,016 shares of Common Stock for issuance pursuant to the 2018 Plan, and 196,000 shares of Common Stock for issuance pursuant to the 2018 ESPP;

•

Registration Statement on Form S-8 (File No. 333-230504), filed with the SEC on March 26, 2019, relating to the registration of an additional 734,948 shares for issuance pursuant to the 2018 Plan and 244,983 additional shares for issuance pursuant to the 2018 ESPP;

•

Registration Statement on Form S-8 (File No. 333-237462), filed with the SEC on March 30, 2020, relating to the registration of an additional 862,992 shares for issuance pursuant to the 2018 Plan and 287,664 additional shares for issuance pursuant to the 2018 ESPP;

•

Registration Statement on Form S-8 (File No. 333-254268), filed with the SEC on March 15, 2021, relating to the registration of an additional 883,257 shares for issuance pursuant to the 2018 Plan and 294,419 additional shares for issuance pursuant to the 2018 ESPP; and

•

Registration Statement on Form S-8 (File No. 333-262185), filed with the SEC on January 14, 2022, relating to the registration of an additional 1,927,624 shares for issuance pursuant to the 2018 Plan, 481,906 additional shares for issuance pursuant to the 2018 ESPP, and 1,400,000 shares of Common Stock for issuance pursuant to the Inducement Plan.

On October 23, 2022, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), thereby commencing a Chapter 11 case (the “Chapter 11 Case”) for the Company (Case No. 22-10995).

In connection with the Chapter 11 Case, the Company has terminated any and all offerings pursuant to the Registration Statements and is no longer issuing securities under the Plans. This Post-Effective Amendment to the Registration Statements is being filed in order to deregister all shares of Common Stock that were registered under the Registration Statements and remain unissued under the Plans. The Company hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on September 30, 2024.

PHASEBIO PHARMACEUTICALS, INC.

By:	/s/ Jonathan P. Mow
Jonathan P. Mow
President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-8.